First Internet Bancorp to Pay Cash Dividend

Fishers, Indiana, June 21, 2022 – The Board of Directors of First Internet Bancorp (the “Company”) (Nasdaq: INBK) has declared a quarterly cash dividend of $0.06 per common share. The dividend will be payable on July 15, 2022 to shareholders of record at the close of business on July 1, 2022.

The declaration and amount of any future cash dividends will be subject to the sole discretion of the Board of Directors and will depend upon many factors, including the Company’s results of operations, financial condition, capital requirements, regulatory and contractual restrictions, business strategy and other factors deemed relevant by the Board of Directors.

About First Internet Bancorp
First Internet Bancorp is a bank holding company with assets of $4.2 billion as of March 31, 2022. The Company’s subsidiary, First Internet Bank, opened for business in 1999 as an industry pioneer in the branchless delivery of banking services. The Bank provides consumer and small business deposit, SBA financing, residential mortgage loans, consumer loans, and specialty finance services nationally as well as commercial real estate loans, construction loans, commercial and industrial loans, and treasury management services on a regional basis. First Internet Bancorp’s common stock trades on the Nasdaq Global Select Market under the symbol “INBK” and is a component of the Russell 2000® Index. Additional information about the Company is available at www.firstinternetbancorp.com and additional information about the Bank, including its products and services, is available at www.firstib.com.

Contact Information:
Investors/Analysts	Media
Paula Deemer	Nicole Lorch
Director of Corporate Administration	President and Chief Operating Officer
(317) 428-4628	(317) 532-7906
investors@firstib.com	nlorch@firstib.com